UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

BLACKROCK ESG CAPITAL ALLOCATION TERM TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Glass Lewis Recommends ECAT Shareholders Vote in Support of All of ECAT’s Board

Nominees

Glass Lewis Recommends Shareholders Vote on the WHITE Card Ahead of June 9th Annual

Meeting

May 21, 2026 – NEW YORK – BlackRock Advisors LLC (“BlackRock”) announced today that Glass Lewis, a leading independent proxy advisory firm, recommended that shareholders vote on the WHITE proxy card FOR all nine of the Board nominees of BlackRock ESG Capital Allocation Term Trust (NYSE: ECAT) (the “Fund”) ahead of the Fund’s annual meeting on June

9, 2026.

In making its recommendation, Glass Lewis rejected the dissident’s full slate of nominees.

Important statements by Glass Lewis in issuing its voting recommendation1:

•

“ECAT’s discount (which sat near 2.8% as of May 15, 2026) and distribution rate are functionally best-in-class, suggesting the board’s focus on capital and discount management have driven measurable, competitive results.”

•

“… despite a highly visible ECAT stake and what was then a third consecutive effort to rally the troops, Saba again failed to gather any meaningful investor coalition. This steadfast dynamic ultimately suggests Saba’s principal lever at the ballot box remains its own economic exposure, a noteworthy distinction given Saba has since sold down nearly a third of its stake.”

ECAT’s Board of Trustees and BlackRock have continued to take shareholder-friendly actions to enhance long-term value, including increasing distribution rates significantly since inception and implementing discount management and share repurchase programs. As a result, ECAT has outperformed its peer group by 36% since 20232,4, and has averaged the lowest discount to net asset value among competitor funds3,4.

VOTE FOR ALL ECAT BOARD NOMINEES ON THE WHITE PROXY CARD TODAY

Only your latest dated proxy will count at the meeting. Please do NOT send back any proxy card other than the one you receive from BlackRock as this will cancel your prior vote for the Board nominees.

You can vote by:

1)	using the website provided on the WHITE proxy card;

2)	calling the toll-free number provided on the WHITE proxy card; or

3)	promptly completing, signing, dating and returning the WHITE proxy card.

If you have any questions about the proposal to be voted upon, please call BlackRock’s proxy solicitor – Georgeson LLC – toll free at (866) 961-8444.

[1]	Permission to use quotes was neither sought nor obtained.
[2]	Morningstar data as of April 30, 2026. Reflects cumulative market price return.
[3]	Morningstar data as of April 30, 2026. Reflects 1-year average discount.
[5]	Peer group data reflects the median of the Morningstar Closed-End Tactical Allocation category, excluding BlackRock funds.

The Fund’s letters, proxy statement and proxy card for the annual meeting of shareholders to be held on June 9, 2026 are available at https://www.proxy-direct.com/blk-35108. More information about ECAT may be found here: https://www.blackrock.com/us/financial-professionals/investments/products/closed-end-funds/ecat.

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Press Contact

Office: +1 (646) 231 0013

GroupCorpCommsAMRS@blackrock.com

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